EXHIBIT 10.15

TO FORM 10-KSB FOR THE FISCAL
YEAR ENDED SEPTEMBER 30, 2007

Third Amendment To Limestone Mining Lease And Agreement

This Third Amendment to the Limestone Mining Lease and Agreement ("Third Amendment"), dated this 22 day of August, 2007 but effective August 3, 2007 (the "Third Amendment Effective Date") is entered into by and between NZ Travertine, LLC, an Arizona limited liability company ("Lessor") and C.A. Properties, Inc., a Nevada corporation ("Lessee") (hereinafter, the Lessor and the Lessee are sometimes collectively referred to as the "Parties").

BACKGROUND

WHEREAS, Lessee entered into the Limestone Mining Lease and Agreement, dated August 4, 1993, with New Mexico And Arizona Land Company ("Limestone Agreement"); and

WHEREAS, Lessor acquired the interests of the New Mexico And Arizona Land Company in the Limestone Agreement on or about March 30, 2002; and

WHEREAS, Lessor and Lessee entered into that Amendment to Limestone Agreement dated September 10, 2004 ("First Amendment"); and

WHEREAS, Lessor and Lessee entered into a Letter Agreement dated July 27, 2006, providing for certain amendments to the Limestone Agreement and the First Amendment ("Second Amendment"); and

WHEREAS, the Lessor and Lessee desire to further amend and modify the Limestone Agreement, as amended by the First Amendment, the Second Amendment and this Third Amendment (hereinafter collectively the "Amended Limestone Agreement").

NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be bound hereby, and in consideration of the covenants and obligations set forth below, the Parties hereby agree as follows:

1. The Parties include by reference the Background section for all purposes as though same were set forth at length herein.
2. Lease Extension.
    a. Extension Period. The Amended Limestone Agreement shall be extended for a period of 5 years from the Third Amendment Effective Date and for so long thereafter as Paying Quantities (as such term is defined below) are being produced ("Extension Period").
    b. Paying Quantities Defined. During the initial 5 years of the Extension Period, "Paying Quantities" shall be defined as the production of not less

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Minimum Royalty payment of $18,000 (in 1993 dollars) adjusted for the CPI index as per the August 4, 1993 text (i.e. $25,830 in 2007), shall no longer be considered and accounted for as an accumulating prepaid royalty. In that the Minimum Royalty, as defined in Paragraph 6 of the Limestone Agreement, is no longer to be considered a prepaid royalty, Lessor agrees that the payment of what had been defined as the Minimum Annual Royalty in Paragraph 6 of the Limestone Agreement, shall now be paid on the last day of each calendar quarter in equal payments or on a production basis whichever is greater.

8. From and after the Third Amendment Effective Date, Lessor shall have the right to remove up to 100,000 tons of dimensional stone during each contract year during the period the Amended Limestone Agreement is in effect. Any volumes removed during a contract year shall be credited to that period's production quantity requirement for the establishment of Paying Quantities only for purposes of Lessee's Minimum Annual Royalty, but shall not be counted for any other purposes, including, without limitation, Lessor's right to terminate as provided herein and in the Limestone Agreement, as amended.

9. Any capitalized terms not defined hereunder shall have the meaning assigned to such terms in the Limestone Agreement as amended by the First Amendment and the Second Amendment.

10. The Limestone Agreement, as amended by the First Amendment and the Second Amendment, remains in full force and effect. To the extent of any conflict between the terms and conditions of the Limestone Agreement, as amended by the First Amendment and the Second Amendment and this Third Amendment, the terms and conditions of this Third Amendment shall govern.

11. The Parties shall use the following contact information for all correspondence subject to change by written notification:

NZ Travertine, LLC
3418 North Val Vista Dr.
Mesa, AZ 85213
Attention: Mr. Robert M. Worsley, CEO
Telephone: (480) 218-8880
E-mail: Bob@NZlegacy.com

C.A. Properties, Inc.
17 Wilmont Mews, 5th Floor
West Chester, PA 19382
Attention: Gary J. Novinskie, President
Telephone: (610) 429-0181
E-mail: gnovinskie@dalecoresources.com

than 12,000 tons per year. In each subsequent year of the Extension Period, commencing with the sixth year, "Paying Quantities" shall be defined as that quantity of materials produced which results in a production royalty being paid Lessor during the period of the lease year of not less than the Minimum Annual Royalty as provided and calculated in Paragraph 6 of the Limestone Agreement text.

c. Waiver Request. Solely during the five-year period following the Third Amendment Effective Date, Lessee shall have the right to request a waiver of the applicable production requirement for an annual period and a continuance of Lessee's rights under the Amended Limestone Agreement. Any such waiver request shall be considered by Lessor and not unreasonably denied if Lessee is current in all financial payments associated with the specific contract year and Lessee provides documentation of its efforts designed to the fulfill the production requirement for that period.

d. Right to Terminate. Notwithstanding the foregoing, if Paying Quantities are not achieved at any time during the five-year period following the Third Amendment Effective Date, at the conclusion of the five-year period following the Third Amendment Effective Date and any time thereafter that Paying Quantities are not achieved, Lessor shall have the right, but not the obligation, to terminate the Amended Limestone Agreement pursuant to the terms of the Amended Limestone Agreement.

3. During the Extension Period, Lessee shall not conduct any explosives or blasting of any materials on the Leased Premises without the express written consent of Lessor, which consent will not be unreasonably withheld. Lessor acknowledges that blasting is currently occurring on property adjacent to the property covered by the Limestone Agreement.

4. During the Extension Period, Lessee agrees to continue to pay Lessor the annual Lease Rental equal to $3.00 per acre for the 3,360 acres covered by the Agreement (i.e. $10,800 per year).

5. During the Extension Period, Lessee agrees to pay the annual Federal Mining Claim Fees ("BLM Fees") for the 103 mining claims covered by the Limestone Agreement (i.e. $125/claim in 2007 and amounting to $12,875).

6. As additional consideration for Lessor entering into this Third Amendment, Lessee agrees to reduce the balance of its accumulated prepaid royalty account, as defined in the Limestone Agreement, balance from $213,027 to $100,000 as of the Third Amendment Effective Date.

7. Lessee agrees that, as an additional consideration for Lessor entering into this Third Amendment, from the Third Amendment Effective Date, the annual

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IN WITNESS HEREOF, the parties have caused this Third Amendment to be executed by their respective officers who are duly authorized as of the date of this Third Amendment. This Third Amendment may be executed in multiple counterparts, each of which shall be deemed and original and when joined shall constitute one document. Facsimile signatures shall be binding on the Parties hereto, with originally executed documents to be exchanged between the Parties by close of business the first business day following the date of the facsimile transmission.

LESSOR:

NZ Travertine, LLC

By: [signature]
Robert M. Worsley
Its: Manager

LESSEE:

C.A. Properties, Inc.

By: [signature]
Gary J. Novinskie